Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INNOVID CORP.

Innovid Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

The name of the Corporation is Innovid Corp.

The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 29, 2021 (as amended, restated or modified from time to time, the “Certificate of Incorporation”).

This Amended and Restated Certificate of Incorporation (as amended, restated or modified from time to time, this “Amended and Restated Certificate of Incorporation”) amends and restates the Certificate of Incorporation and has been duly adopted by the Board of Directors of the Corporation in accordance with Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware (as may be amended and supplemented from time to time, the “DGCL”) and by the stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

The Certificate of Incorporation of the Corporation, as amended and restated hereby, shall, upon the effectiveness hereof, read in its entirety, as follows:

FIRST:  The name of the Corporation (the “Corporation”) is Innovid Corp.

SECOND:  The registered office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, County of New Castle, Wilmington, Delaware, 19808.  The name of its registered agent in the State of Delaware at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:  The total authorized capital stock of the Corporation shall be 5,000 shares of common stock, $0.01 par value per share.

FIFTH:  The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law.  The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”).  Election of directors need not be by written ballot unless the By-Laws shall so provide.

SIXTH:  The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.

SEVENTH:  The directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL.

1.           A director shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of directors.  Neither the modification or repeal of this paragraph 1 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

2.          The Corporation shall indemnify each director and officer of the Corporation (including the heirs, executors, administrators and other personal representatives of such person) to the fullest extent permitted by applicable law, except as may be otherwise provided in the By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the By-Laws from time to time to give full effect hereto, notwithstanding possible self-interest of the directors in the action being taken.  Neither the modification or repeal of this paragraph 2 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors and the officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

3.         Expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by any person who may have a right of indemnification under this Article SEVENTH in defending any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent defendant to repay such amount where the director, officer, employee or agent defendant has been adjudged to have engaged in intentional acts of willful misconduct, acts or omissions not in good faith, or acts or omissions which are knowing violations of law.

EIGHTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand this 13th day of February, 2025.

/s/ William H. Wise
Name: William H. Wise
Title: President

[Signature Page to A&R Certificate of Incorporation – Innovid Corp.]